August 2015 Preliminary Terms No. 493 dated August 17, 2015 relating to Preliminary Pricing Supplement No. 493 dated August 17, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Contingent Income Auto-Callable Securities due September 7, 2016

Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due September 7, 2016 Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the securities, do not provide for the regular payment of interest or the return of any principal at maturity. Instead, the securities will pay a contingent quarterly coupon but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level of 75% of the initial index value on the related determination date. However, if on any determination date, the determination index value or the final index value, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination index value is greater than or equal to the initial index value on any determination date, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final index value is greater than or equal to the downside threshold level, or (ii) the stated principal amount multiplied by the index performance factor, if the final index value is less than the downside threshold level. If the final index value is less than the downside threshold level, investors will lose more than 25%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons during the entire term of the securities if the underlying commodity index closes below the downside threshold level on the determination dates. Investors will not participate in any appreciation of the underlying commodity index. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 31, 2015
Original issue date:	September 3, 2015 (3 business days after the pricing date)
Maturity date:	September 7, 2016
Contingent quarterly coupon:	A contingent quarterly coupon at an annual rate of 15.00% (corresponding to approximately $37.50 per quarter per security) is paid quarterly but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level on the related determination date
Determination dates:	December 1, 2015, March 1 2016, June 1, 2016 and September 1, 2016, subject to postponement for non-index business days and certain market disruption events. We refer to September 1, 2016 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:

At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

•     If the final index value is greater than or equal to the downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

•     If the final index value is less than the downside threshold level, (i) the stated principal amount times (ii) the index performance factor.

Under these circumstances, you will lose more than 25%, and possibly all, of your investment in the securities.

Index performance factor:	The final index value divided by the initial index value
Downside threshold level:	, which is equal to 75% of the initial index value
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $966.30 per security, or within $15.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$12.50(1)
		$5.00(2)	$982.50
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $12.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “ Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

(3)	See “Use of proceeds and hedging” on page 11.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 493 dated August 17, 2015

Prospectus Supplement dated November 19, 2014	Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due September 7, 2016

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Principal at Risk Securities

Terms continued from previous page:
Early redemption:	If, on any determination date other than the final determination date, the determination index value is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination index value:	The index closing value on any determination date other than the final determination date
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Index closing value:	On any day, the official settlement price of the underlying commodity index, as published by the index publisher or its successor on such day.
CUSIP / ISIN:	61762GEQ3 / US61762GEQ38
Listing:	The securities will not be listed on any securities exchange.

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Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due September 7, 2016 Based on the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the securities, will pay a contingent quarterly coupon but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level of 75% of the initial index value on the related determination date. However, if, on any determination date, the determination index value or the final index value, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination index value is greater than or equal to the initial index value on any determination date, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final index value is greater than or equal to the downside threshold level, or (ii) the stated principal amount multiplied by the index performance factor, if the final index value is less than the downside threshold level. If the final index value is less than the downside threshold level, investors will lose more than 25%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons during the entire term of the securities if the underlying commodity index closes below the downside threshold level on the determination dates. Investors will not participate in any appreciation of the underlying commodity index.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $966.30, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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S&P GSCI™ Crude Oil Index - Excess Return Overview

The S&P GSCI™ Crude Oil Index—Excess Return is a sub-index of the S&P GSCITM-Excess Return. It represents only the crude oil component of the S&P GSCITM- Excess Return, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy.

Information as of market close on August 16, 2015:

Underlying Index information as of August 16, 2015
	Bloomberg Ticker Symbol*	Current Value	52 Weeks Ago	52 Week High	52 Week Low
S&P GSCITM Crude Oil Index—Excess Return	SPGCCLP	204.8240	512.6221	520.0906 (on 8/29/2014)	204.2063 (on 8/13/2015)

*The Bloomberg ticker symbol is being provided for reference purposes only. The value of the underlying commodity index on any index business day will be determined based on the price published by the publisher of the underlying commodity index.

Underlying Commodity Index Historical Performance – Daily Index Closing Values January 1, 2010 to August 16, 2015

* The red solid line in the graph indicates the hypothetical downside threshold level, assuming the index closing value of the underlying commodity index on August 16, 2015 were the initial index value.

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Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly coupon at an annual rate of 15.00% (corresponding to approximately $37.50 per quarter per security) with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than or equal to 75% of the initial index value, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly coupon, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any determination date other than the final determination date, the determination index value is greater than or equal to the initial index value.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

▪ Investors will not participate in any appreciation of the underlying commodity index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index value is greater than or equal to the downside threshold level.

▪ The payment at maturity will equal the stated principal amount plus the contingent quarterly coupon with respect to the final determination date.

▪ Investors will not participate in any appreciation of the underlying commodity index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index value is less than the downside threshold level.

▪ The payment due at maturity will be the product of the stated principal amount and the index performance factor. The index performance factor is the quotient of the final index value divided by the initial index value.

▪ Investors will lose more than 25%, and may lose all, of their principal in this scenario.

Summary of Selected Key Risks (see page 16)

▪	The securities do not guarantee the return of any principal.

▪	The securities do not provide for regular interest payments.

▪	The contingent quarterly coupon, if any, is based only on the value of the underlying commodity index on the related quarterly determination date at the end of the related interest period.

▪	Investors will not participate in any appreciation in the underlying commodity index.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	An investment in the securities will expose you to concentrated risks relating to crude oil.

▪	Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying commodity index and the value of the securities.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

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▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	Adjustments to the underlying commodity index could adversely affect the value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying commodity index.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination index value and (2) the final index value.

Diagram #1: Contingent Quarterly Coupons

Diagram #2: Determination Dates (other than the Final Determination Date)

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Diagram #3: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 14.

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Fact Sheet

The securities offered are unsecured obligations of Morgan Stanley, do not provide for the regular payment of interest or the return of any principal at maturity, and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus, as supplemented or modified by these preliminary terms. Instead, the securities will pay a contingent quarterly coupon but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level of 75% of the initial index value on the related determination date. However, if, on any determination date, the determination index value or the final index value, as applicable, is less than the downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination index value is greater than or equal to the initial index value on any determination date, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final index value is greater than or equal to the downside threshold level or (ii) the stated principal amount multiplied by the index performance factor, if the final index value is less than the downside threshold level. If the final index value is less than the downside threshold level, investors will lose more than 25%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment. Investors will not participate in any appreciation of the underlying commodity index. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August 31, 2015	September 3, 2015 (3 business days after the pricing date)	September 7, 2016
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Early redemption:	If, on any determination date other than the final determination date, the determination index value is greater than or equal to the initial index value the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination index value:	The index closing value on any determination date other than the final determination date
Contingent quarterly coupon:	A contingent quarterly coupon at an annual rate of 15.00% (corresponding to approximately $37.50 per quarter per security) is paid quarterly but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level on the related determination date
Determination dates:	December 1, 2015, March 1, 2016, June 1, 2016 and September 1, 2016, subject to postponement for non-index business days and certain market disruption events. We refer to September 1, 2016 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.
Record date:	One business day prior to the related contingent payment date.
Payment at maturity:

At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

•     If the final index value is greater than or equal to the downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

•     If the final index value is less than the downside threshold level, (i) the stated principal amount times (ii) the index performance factor.

Under these circumstances, you will lose more than 25%, and possibly all, of your investment in the securities.

Index performance factor:	The final index value divided by the initial index value
Downside threshold level:	, which is equal to 75% of the initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Index closing value:	On any day, the official settlement price of the underlying commodity index, as published by the index publisher or its successor on such day.
Postponement of maturity date:	If the scheduled final determination date is not an index business day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 16.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61762GEQ3
ISIN:	US6176GEQ38
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪  any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes, and

▪  upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld. Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP

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regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc.
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying commodity index, in futures and/or options contracts on the underlying commodity index or the component stocks of the underlying commodity index listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, as a result, increase (i) the level at or above which the underlying commodity index must close on any determination date so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold level, which is the level at or above which the underlying commodity index must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity index at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying commodity index on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you receive at maturity, if any.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any

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plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth

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Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or the level of the Index. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. The agent must close out any naked short position by purchasing the securities in the open market after the offering. A naked short position in the securities is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market prices or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction in connection with this offering of the securities. See “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent quarterly coupon is paid with respect to a determination date and how to calculate the payment at maturity if the securities have not been automatically redeemed early. The following examples are for illustrative purposes only. Whether you receive a contingent quarterly coupon will be determined by reference to the determination index value of the underlying commodity index on each quarterly determination date, and the amount you will receive at maturity, if any, will be determined by reference to the final index value of the underlying commodity index on the final determination date. The actual initial index value and downside threshold level for the underlying commodity index will be determined on the pricing date. All payments on the securities, if any, are subject to the credit risk of Morgan Stanley. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms:

Contingent Quarterly Coupon:	A contingent quarterly coupon at an annual rate of 15.00% (corresponding to approximately $37.50 per quarter per security) is paid quarterly but only if the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level on the related determination date
Automatic Early Redemption:	If, on any determination date other than the final determination date, the determination index value of the underlying commodity index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.
Payment at Maturity (if the securities have not been automatically redeemed early):

If the final index value is greater than or equal to the downside threshold level, investors will receive the stated principal amount plus the contingent quarterly coupon with respect to the final determination date.

If the final index value of the underlying commodity index is less than the downside threshold level, investors will receive (i) the stated principal amount multiplied by (ii) the index performance factor of the underlying commodity index. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	300
Hypothetical Downside Threshold Level:	225, which is 75% of the hypothetical initial index value

* The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable period, calculated on a 30/360 basis. The hypothetical contingent quarterly coupon of $37.50 is used in these examples for ease of analysis.

How to determine whether a contingent quarterly coupon is payable with respect to a determination date:

	Hypothetical Determination Index Value	Contingent Quarterly Coupon
Hypothetical Determination Date 1	280 (at or above the downside threshold level)	$37.50
Hypothetical Determination Date 2	200 (below the downside threshold level)	$0
Hypothetical Determination Date 3	275 (at or above the downside threshold level)	$37.50

On hypothetical determination date 1, the underlying commodity index closes at or above the downside threshold level. Therefore, a contingent quarterly coupon of $37.50 is paid on the relevant contingent payment date.

On hypothetical determination dates 2, the underlying commodity index closes below the downside threshold level. Therefore, no contingent quarterly coupon is paid on the relevant contingent payment date.

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On hypothetical determination date 3, the underlying commodity index closes at or above the downside threshold level. Therefore, a contingent quarterly coupon of $37.50 is paid on the maturity date.

If the determination index value of the underlying commodity index is less than the downside threshold level on each determination date, you will not receive any contingent quarterly coupons for the entire term of the securities.

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

If the determination index value of the underlying commodity index is greater than or equal to the initial index value on any quarterly determination date, the securities will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Hypothetical Final Index Value	Payment at Maturity
Example 1:	120 (below the downside threshold level)	$1,000 x index performance factor of the underlying commodity index = $1,000 x (120 / 300) = $400
Example 2:	90 (below the downside threshold level)	$1,000 x (90 / 300) = $300
Example 3:	290 (at or above the downside threshold level)	The stated principal amount + the contingent quarterly coupon with respect to the final determination date. For more information, please see above under “How to determine whether a contingent quarterly coupon is payable with respect to a determination date.”

In examples 1 and 2, the final index value of the underlying commodity index is below the downside threshold level. Therefore, investors are exposed to the downside performance of the underlying commodity index at maturity and receive at maturity an amount equal to the stated principal amount times the index performance factor of the underlying commodity index. Moreover, investors do not receive the contingent quarterly coupon for the final quarterly period.

In example 3, the final index value of the underlying commodity index is at or above the downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities plus the contingent quarterly coupon for the final quarterly period.

If the final index value of the underlying commodity index is below the downside threshold level, you will be exposed to the downside performance of the underlying commodity index at maturity, and your payment at maturity will be less than $750 per security and could be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee the payment of regular interest or the return of any principal at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final index value is less than the downside threshold level, you will be exposed to the decline in the value of the underlying commodity index, as compared to the initial index value, on a 1 to 1 basis, and the payment at maturity will represent a loss of at least 25% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities.

▪	The securities do not provide for regular interest payments. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon only if the determination index value or final index value, as applicable, is at or above 75% of the initial index value, which we refer to as the downside threshold level, on the related determination date. If, on the other hand, the determination index value or final index value, as applicable, is lower than the downside threshold level on the relevant determination date, we will pay no coupon on the applicable contingent payment date. It is possible that the index closing value of the underlying commodity index will remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during that period. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The contingent quarterly coupon, if any, is based only on the value of the underlying commodity index on the related quarterly determination date at the end of the related interest period. Whether the contingent quarterly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the determination index value of the underlying commodity index on the relevant quarterly determination date. As a result, you will not know whether you will receive the contingent quarterly coupon on any contingent payment date until near the end of the relevant interest period. Moreover, because the contingent quarterly coupon is based solely on the value of the underlying commodity index on quarterly determination dates, if the determination index value of the underlying commodity index on any determination date is below the downside threshold level, you will receive no coupon for the related interest period, even if the level of the underlying commodity index was at or above the downside threshold level on other days during that interest period.

▪	Investors will not participate in any appreciation in the underlying commodity index. Investors will not participate in any appreciation of the underlying commodity index from the initial index value, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than or equal to the downside threshold level.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The market price will be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying commodity

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index on any day, including in relation to the initial index value and the downside threshold level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

▪	the volatility (frequency and magnitude of changes in value) of the underlying commodity index;

▪	the price of the index contracts that underlie the underlying commodity index and the volatility of such prices;

▪	trends of supply and demand for the index contracts that underlie the underlying commodity index;

▪	interest and yield rates in the market;

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity index;

▪	the time remaining until the next determination date and the maturity of the securities; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying commodity index has closed near or below the downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying commodity index based on its historical performance. The value of the underlying commodity index may decrease and be below the downside threshold level on each determination date so that you will receive no return on your investment, and the underlying commodity index may close below the downside threshold level on the final determination date so that you lose more than 25% or all of your initial investment in the securities. There can be no assurance that the determination index value will be at or above the downside threshold level on any determination date so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above the downside threshold level on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. See “S&P GSCI™ Crude Oil Index - Excess Return” below.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity or on any contingent payment date, and therefore you are subject to the credit risk of Morgan Stanley. The securities are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	An investment in the securities will expose you to concentrated risks relating to crude oil. The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER. An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector. The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude

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oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

▪	Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying commodity index and the value of the securities. The S&P GSCITM–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” However, crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the underlying commodity index, and, accordingly, the value of the securities.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

▪	Adjustments to the underlying commodity index could adversely affect the value of the securities. The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication

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of the underlying commodity index at any time. Any of these actions could adversely affect the value of the securities. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Investing in the securities is not equivalent to investing in the underlying commodity index. Investing in the securities is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our subsidiaries also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, as a result, increase (i) the level at or above which the underlying commodity index must close on any determination date so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold level, which is the level at or above which the underlying commodity index must close on each determination date in order for you to earn a contingent quarterly coupon, and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity index at maturity. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying commodity index on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you receive at maturity, if any.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial index value, the downside threshold level, the determination index value, the final index value, the contingent quarterly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or

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calculation of the final index value in the event of a discontinuance of the underlying commodity index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Determination Dates,” “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation” and “—Alternate Exchange Calculation in case of an Event of Default,” and “—Calculation Agent and Calculations” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Commodity Index

The S&P GSCITM Crude Oil Index–Excess Return. The S&P GSCITM Crude Oil Index–Excess Return is a sub-index of the S&P GSCITM- Excess Return. It represents only the crude oil component of the S&P GSCITM-Excess Return, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC (“S&P”). The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange. The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the underlying commodity index, are the designated crude oil futures contracts).

The S&P GSCI™—Excess Return is calculated and maintained using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P GSCI™. See the information set forth under “Description of Securities— The S&P GSCI™ Crude Oil Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Crude Oil Index–Excess Return, which is owned and published by S&P, in connection with securities, including the securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in these preliminary terms:

The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the underlying commodity to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the underlying commodity index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The securities have not been passed on by the Corporations as to their legality or suitability. The securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

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Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying commodity index for each quarter in the period from January 1, 2010 through August 16, 2015. The official settlement price of the underlying commodity index on August 16, 2015 was 204.8240. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the valuation date.

S&P GSCITM Crude Oil Index—Excess Return	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter	293.2265	232.6960	245.1058
Second Quarter	303.8245	253.0357	289.5632
Third Quarter (through August 16, 2015)	277.3419	204.2063	204.8240

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